UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

  ____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois		60181
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (630) 954-0400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 30, 2010, General Employment Enterprises, Inc., an Illinois corporation (the “Company”), Triad Personnel Services, Inc., an Illinois corporation and the Company’s wholly-owned subsidiary (“Triad”), DMCC Staffing, LLC, an Ohio limited liability company (“DMCC”), and RFFG of Cleveland, LLC, an Ohio limited liability company (“RFFG of Cleveland” and together with DMCC, “Sellers”), entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Sellers were granted certain piggyback registration rights with respect to the Company’s common stock, no par value (the “Common Stock”), to be issued to Sellers under that certain asset purchase agreement, dated as of October 29, 2010, by and among the Company, Triad, Sellers and Thomas Bean (the “Asset Purchase Agreement”).  The Registration Rights Agreement contains certain indemnification provisions for the benefit of the Company and Sellers and other customary provisions.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 10.1 hereto.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 30, 2010, effective as of November 1, 2010, the Company and Triad completed the previously announced acquisition of certain assets of Sellers, including customer lists, comprising Sellers’ services business that provides labor and human resource solutions, including temporary staffing, human resources and payroll outsourcing services, labor and employment consulting and workforce solutions.

As previously disclosed, Mr. Bean, who is the manager of RFFG, LLC (“RFFG”), the sole member of each of Sellers, is also a party to that certain asset purchase agreement, effective as of June 1, 2010, with the Company and On-Site Services, Inc., a North Carolina corporation (“On-Site”), pursuant to which the Company acquired certain assets of On-Site in exchange for shares Common Stock, and certain contingent earn-out payments.  As a result of that transaction, Mr. Bean may be deemed to beneficially own 1,476,015 shares of Common Stock.

Pursuant to the Asset Purchase Agreement, the Company will issue to Sellers 5,581,395 shares of Common Stock, which is equal to $2,400,000 (two times projected EBITDA of the business acquired for the fiscal year ending December 31, 2011) divided by the average fair market value of the Common Stock for the 20 consecutive trading days prior to the second trading day prior to the closing date of December 30, 2010, upon receipt of (a) stockholder approval of the transaction and of an increase to the Company’s authorized Common Stock and (b) approval of an additional listing application by the NYSE Amex Stock Exchange.

In addition, commencing in 2011, if the aggregate EBITDA of the business acquired plus any management fees earned by the Company under the management agreement, dated November 30, 2010 and effective as of November 1, 2010, by and between Business Management Personnel, Inc., an indirect wholly-owned subsidiary of the Company, and RFFG (the “EBITDA”), meets certain targets (each, an “EBITDA Target”) over a four-year period ending December 31, 2014 (the “Earnout Period”), the Company will be required to make earn-out payments to Sellers, each payable in three equal installments.   In the event that an EBITDA Target for a certain period is not met, the earn-out payment in respect of such period will be reduced proportionately.  The EBITDA Targets will be $300,000, $600,000, $900,000 and $1,200,000 for each of the three-, six-, nine- and twelve-month periods, respectively, in the fiscal year ending December 31, 2011, and earn-out payments will consist of quarterly payments of $150,000, payable in three equal monthly installments, if the relevant EBITDA Targets are met. Starting in the fiscal year ending December 31, 2012, the EBITDA Targets will be adjusted annually to reflect the EBITDA for the twelve-month period ending on December 31st of the most recently completed fiscal year (each, an “Annual EBITDA Target”) and earn-out payments for the year will be adjusted to equal 50% of the relevant Annual EBITDA Target divided by four. At the end of each fiscal year during the Earnout Period, if the aggregate EBITDA for the 12-month period then ended is greater than the Annual EBITDA Target for such year, then the Company will pay to Sellers the amount of such excess, 50% in cash and 50% in shares of Common Stock.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 3, 2010 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)           Financial Statements of Businesses Acquired.  To be filed by amendment.  Pursuant to Item 9.01 of Form 8-K, the Company hereby undertakes to file financial statements in response to this item in an amendment to the Current Report on Form 8-K not later than 71 calendar days after the date that this Form 8-K must be filed.

(b)           Pro Forma Financial Information.  To be filed by amendment.  Pursuant to Item 9.01 of Form 8-K, the Company hereby undertakes to file pro forma financial information in response to this item in an amendment to the Current Report on Form 8-K not later than 71 calendar days after the date that this Form 8-K must be filed.

(d)           Exhibits.

Exhibit No.	Description

10.1	Registration Rights Agreement, effective as of December 30, 2010, by and among General Employment Enterprises, Inc., Triad Personnel Services, Inc., DMCC Staffing, LLC and RFFG of Cleveland, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2011	GENERAL EMPLOYMENT ENTERPRISES, INC.

	By:	/s/ Salvatore J. Zizza
		Name:	Salvatore J. Zizza
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Registration Rights Agreement, effective as of December 30, 2010, by and among General Employment Enterprises, Inc., Triad Personnel Services, Inc., DMCC Staffing, LLC and RFFG of Cleveland, LLC.